Exhibit 9

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

The following is an English translation of the original Japanese document, prepared solely for the convenience of and reference by overseas investors. If there exist any discrepancies between the original Japanese language and English translation, the Japanese language will always prevail. The issuer shall not be liable for this translation or any loss or damage arising from this translation.

The Separate Volume of Reference Materials for Shareholders’ Meeting	Attachment 4

Outline of the financial statements, etc. for the last business year of Furukawa-Sky Aluminum Corp.

10th Annual Report

(	From April 1, 2012 To March 31, 2013)

Furukawa-Sky Aluminum Corp.

Business Report

(From April 1, 2012 to March 31, 2013)

1.	Matters regarding the present condition of the corporate group
(1)	Progress and achievements of business

During the current fiscal year, the global economy as a whole, despite signs of recovery in employment and housing, etc. in the United States, showed increasing signs of a slowdown, with risks related to financial problems still remaining in Europe, and emerging countries such as China and India starting to show signs of a slowdown in the high economic growth they have achieved to date.

In the Japanese economy, on the other hand, the recession continued due to the slowdown in the global economy and weaker domestic demand, despite some demand seen for reconstruction after the Great East Japan Earthquake. Since around the time of the change of government at the end of last year, the depreciation of the yen and soaring stock prices due to monetary easing, etc. have been providing psychologically encouraging signs for the Japanese economy. More time is required, however, for that sentiment to penetrate the real economy.

With respect to demand in the aluminum rolling industry, which the Company Group belongs to, despite solid demand for products related to automobiles, demand for aluminum rolling products during the current fiscal year decreased as a whole compared with the previous fiscal year, because demand for core beverage can materials remained flat and demand in the electronic products segment, such as for foil stock, remained generally weak.

Under these circumstances, despite an increase in demand for thick plates used for LNG tankers and construction materials, the sales volume of the Company Group decreased as a whole by about 2% compared with the previous fiscal year, because of slow growth in demand for beverage can materials, a decrease in demand for foil stock, and a delayed recovery of demand for products of other segments.

Under the Medium-Term Plan for the three years through to fiscal 2012, the Company Group proceeded with structural reforms and strengthened its business foundation in the domestic sheet rolling business and, in addition, took measures to effectively respond to overseas growth markets.

The business integration between the Company and Sumitomo Light Metal Industries, Ltd. was announced in last August, and the Company is aiming to become a “major aluminum company with global competitiveness” and taking various measures toward moving on to a new stage.

As a result of these measures, net sales, operating income, ordinary income, and net income, for the current consolidated fiscal year, reached, respectively, 183,702 million yen (net sales for the previous consolidated fiscal year: 193,972 million yen), 5,339 million yen (operating income for the previous consolidated fiscal year: 6,360 million yen), 5,819 million yen (ordinary income for the previous consolidated fiscal year: 6,411 million yen) and 3,146 million yen (net income for the previous consolidated fiscal year: 3,540 million yen).

(2)	Status of capital investment, etc.

The total amount of capital investment of the Company Group for the current fiscal year reached 18,643 million yen.

The Company carried out construction work to expand a slab heating furnace at Fukui Plant. It also conducted capital investment necessary for reorganization of the production system as part of the structural reform of the sheet manufacturing business and suspended upstream processes at Nikko Plant in October 2012.

The Company has commenced the construction of a sheet rolling plant in the Kingdom of Thailand (at the Amata City Industrial Estate in Rayong Province) and has carried out construction work to build a plant and designed and manufactured production facilities. Construction work, etc., for a cold rolling mill and facilities for finishing processes are scheduled to be carried out in fiscal 2013, and manufacturing processes after cold rolling are scheduled to be commenced at this plant from January 2014.

(3)	Financing status

Although the decision to construct the sheet rolling plant in the Kingdom of Thailand resulted in an increase in capital investment, etc., for the current fiscal year, the Company has managed to control the increase in interest-bearing liabilities mainly by appropriating equity capital to the investment. As a result, the consolidated balance of interest-bearing liabilities as at the end of the current fiscal year was 70,766 million yen, which represents an increase of 38 million yen compared with the end of the previous fiscal year.

(4)	Management issues

The business environment surrounding the Company is changing even more rapidly, as evidenced by the worldwide economic slowdown and exchange rate fluctuations, which have led to an acceleration of the overseas transfer of manufacturing bases by customers, accompanied by the associated changes in the composition of demand in Japan.

To effectively respond to these severe conditions, all members of the Company Group have conducted various daily activities to improve their profitability and have strengthened their structures, such as the structural reform of the sheet rolling business. In addition, the Company Group is aiming to become a “major aluminum company with global competitiveness” and is actively responding to global markets by conducting as scheduled the business integration between the Company and Sumitomo Light Metal Industries, Ltd., which was announced in last August, and it will endeavor to strengthen its management foundation and improve its profitability.

(i)	Continuous promotion of the Medium-Term Plan policies

To respond to changes in the business environment, the Company implemented the various measures set out in the Medium-Term Plan for the three years through to fiscal 2012.

First step toward renewed growth and developing a stronger business foundation for operational expansion

(1)    Domestic Business: Promote structural reform in existing businesses and develop a stronger business foundation

(2)    Overseas Business: Effectively respond to overseas growth markets

(3)    New products: Develop business for high-growth products and next-generation products

Under these basic policies, the Company aimed to develop a stronger management foundation for operational expansion and renewed growth and pushed ahead to simultaneously achieve two goals: conduct structural reform within Japan, concentrating on the sheet rolling business, and develop its business actively in remarkable overseas growth markets.

The purpose of these activities was to survive the intense market competition by strengthening the Company’s cost competitiveness in domestic and overseas markets and to achieve the continuous development of the Company into the future. Although this Medium-Term Plan was terminated in fiscal 2012, the above basic policies should be continuously promoted into the future. We therefore intend to continue to reflect the basic policies in our various measures.

(ii)	Conducting the “Business Integration”

The Company and Sumitomo Light Metal Industries, Ltd. agreed to a business integration with October 1, 2013 as the effective date (scheduled) (the “Business Integration”) and executed a Basic Integration Agreement, with the spirit of their relationship being based on equality, on August 29, 2012. They reached final agreement on the Business Integration and executed the Merger Agreement on April 26, 2013.

The purpose of the Business Integration is, in the harsh management environment as evidenced by the decrease in demand for aluminum rolling products within Japan and increased competition in the East Asia region, to improve the cost structure by efficiently utilizing management resources and securing economy of scale and to strengthen the business foundation significantly so that the Company is able to handle the severe competition with overseas major aluminum companies and new aluminum rolling manufacturers in the East Asian region.

In addition to having obtained approval for the Business Integration from the Japan Fair Trade Commission in February, 2013 we will proceed in due order with the procedures necessary for the Business Integration, such as obtaining approval from shareholders at the Shareholders’ Meeting.

(iii)	Strengthening our competitiveness in domestic and overseas markets

Our urgent task is to strengthen the competitiveness of our domestic bases and expand our overseas manufacturing bases by reducing costs further in order to respond to (a) increased demand, mainly in the East Asia region, for aluminum products, such as automotive and electronic components and beverage cans, and the overseas transfer of manufacturing bases by customers due to the long-term appreciation of the yen and large-scale natural disasters within and outside Japan, etc., and (b) the fact that competitors who own large state-of-the-art facilities are increasing in neighboring countries and there is increasing pressure to allow them to participate in the Japanese market based on quality improvements.

As part of an effective response to overseas growth markets, we decided to establish, at the sheet rolling plant to be newly established in Thailand, an integrated production system starting from upstream processes. We intend to rapidly cause the plant to come online as a major production base and establish a system that will enable us to successfully compete against the competition in global markets.

The Company, as part of the structural reform of the sheet rolling business, has completed as scheduled the suspension of upstream processes at the Nikko Plant in order to promote effective production within Japan. Some of the suspended facilities are planned to be transferred to overseas plants, and we intend to effectively utilize resources within the Company Group to strengthen the business foundation of the whole Company Group.

(iv)	CSR-oriented management

To realize sustained growth as a “truly global company,” it is important for the Company Group to always be a corporate group that is globally trusted and loved. We therefore comply with not just the laws of Japan but also the laws and ordinances of each country and region where we develop our business, and we endeavor to ensure thorough compliance.

In addition, we intend to meet our responsibilities to all stakeholders around the world from various points of view, such as being considerate of the global environmental and coexisting with local communities. We will continue to endeavor to establish a sustainable society as a corporate citizen.

We appreciate your continued further support and encouragement.

(5)	Changes in assets and income
(i)	Changes in assets and income of the corporate group

Items		7th fiscal year ended March, 2010	8th fiscal year ended March, 2011	9th fiscal year ended March, 2012	10th fiscal year ended March, 2013 (current consolidated fiscal year)
Net sales	(million yen)	185,588	207,223	193,972	183,702
Operating income	(million yen)	572	12,338	6,360	5,339
Ordinary income (loss)	(million yen)	(660)	11,680	6,411	5,819
Net income (loss)	(million yen)	(770)	11,968	3,540	3,146
Net income (loss) per share	(yen)	(3.39)	52.70	15.59	13.85
Total assets	(million yen)	200,176	217,878	212,998	217,782
Net assets	(million yen)	59,617	69,907	71,179	77,299
Net assets per share	(yen)	260.39	305.44	310.82	336.80

(Note)	1.	Net sales does not include consumption taxes.
	2.	Fractions of amounts less than one unit have been rounded off to the figures shown above.

(ii)	Changes in assets and income of the Company

Items		7th fiscal year ended March, 2010	8th fiscal year ended March, 2011	9th fiscal year ended March, 2012	10th fiscal year ended March, 2013 (current fiscal year)
Net sales	(million yen)	160,709	181,270	167,330	156,641
Operating income	(million yen)	30	10,183	4,357	4,258
Ordinary income (loss)	(million yen)	(873)	9,227	3,716	3,884
Net income (loss)	(million yen)	(507)	10,250	1,816	2,311
Net income (loss) per share	(yen)	(2.23)	45.14	8.00	10.18
Total assets	(million yen)	185,935	203,275	198,447	197,872
Net assets	(million yen)	57,476	66,786	66,575	67,870
Net assets per share	(yen)	253.10	294.10	293.17	298.87

(Note)	1.	Net sales does not include consumption taxes.
	2.	Fractions of amounts less than one unit have been rounded off to the figures shown above.

(6)	Information on parent company and significant subsidiaries
(i)	Relationship with parent company

The Company’s parent company is Furukawa Electric Co., Ltd., which holds 120,365,000 shares of the Company (an investment ratio of 53.00%). The Company sells aluminum products to the parent company.

(ii)	Information on significant subsidiaries

Company name	Capital	Investment ratio		Summary of principal businesses
Nippon Foil Mfg. Co., Ltd.	JPY 490 million	100.00%		Manufacturing and sale of aluminum foil products

Nikkei Kakoh Co., Ltd.	JPY 195 million	89.74%		Manufacturing and sale of processed aluminum-based products

Furukawa-Sky Techno Co., Ltd.	JPY 100 million	100.00%		Manufacturing and sale of processed aluminum-based products

ACE 21 Corp.	JPY 95 million	100.00%		Cutting and sales of aluminum sheets

Furukawa-Sky Shiga Corp.	JPY 80 million	100.00%		Manufacturing of extruded aluminum products

HIGASHI NIHON TANZO Co., Ltd.	JPY 50 million	100.00%		Manufacturing of forged aluminum products

NIPPON METAL FOIL CO., LTD.	JPY 48 million	100.00 (100.00	% )	Manufacturing and sale of aluminum foil products

FURUKAWA COLOR ALUMINUM CO., LTD.	JPY 30 million	100.00%		Painting of aluminum sheets

SYSTEM SKY Co., Ltd.	JPY 30 million	100.00%		Information processing with electronic computer, and development and sales of software

SKY SERVICE Co., Ltd.	JPY 20 million	100.00%		Regenerating of raw materials of aluminum

LCOMPO Co., Ltd.	JPY 10 million	100.00%		transport operations, sale of packaging materials, and warehousing

FURUKAWA-SKY ALUMINUM (THAILAND) CO.,LTD.	THB 2,515,000 thousand	100.00%		Manufacturing and sale of aluminum sheets

PT. Furukawa Indal Aluminum	USD 6,000 thousand	55.00%		Manufacturing of extruded aluminum products

Furukawa-Sky Aluminum (Vietnam) Inc.	USD 6,000 thousand	100.00%		Manufacturing of precision casting aluminum products for automobiles

Furukawa-Sky Aluminum (Tianjin) Corp.	RMB 81,276 thousand	100.00%		Manufacturing of extruded aluminum products

PenntecQ, Inc.	USD 1,500 thousand	89.74 (89.74	% )	Manufacturing and sale of parts for automobiles

(Note)	1.	The figures in parentheses in the Investment ratio column indicate the percentage of shares held indirectly included in the total.
	2.	Because the importance of PenntecQ, Inc. has increased in this period, it is included within the scope of consolidated subsidiaries.
	3.	FURUKAWA-SKY ALUMINUM (THAILAND) CO., LTD. is a specified subsidiary.

(7)	Summary of principal businesses (as of March 31, 2013)

Manufacturing, processing, and sale of aluminum products

(8)	Principal offices and plants (as of March 31, 2013)

The Company

Head Office:	Chiyoda-ku, Tokyo

Business Offices:	Kansai Branch Office (Kita-ku, Osaka-shi), Chubu Branch Office (Higashi-ku, Nagoya-shi), Kyushu Branch Office (Hakata-ku, Fukuoka-shi)

Plants:	Fukui Plant (Sakai-shi, Fukui), Fukaya Plant (Fukaya-shi, Saitama), Nikko Plant (Nikko-shi, Tochigi), Oyama Plant (Oyama-shi, Tochigi)

Research Center:	Technical Research Center (Fukaya-shi, Saitama)

Domestic Group Companies

Nippon Foil Mfg. Co., Ltd.	Head Office (Chiyoda-ku, Tokyo), Osaka Office (Yodogawa-ku, Osaka-shi), Nogi Plant (Shimotsuga-gun, Tochigi), Shiga Plant (Kusatsu-shi, Shiga)

Nikkei Kakoh Co., Ltd.	Head Office (Yodogawa-ku, Osaka-shi), Sendai Plant (Shibata-gun, Miyagi), Hiroshima Plant (Akitakata-shi, Hiroshima)

Furukawa-Sky Techno Co., Ltd.	Head Office (Fukaya-shi, Saitama)

ACE 21 Corp.	Head Office and Fukaya Center (Fukaya-shi, Saitama), East Japan Office (Chiyoda-ku, Tokyo), West Japan Office and Nara Center (Shiki-gun, Nara)

Furukawa-Sky Shiga Corp.	Main Plant (Omihachiman-shi, Shiga)

HIGASHI NIHON TANZO Co., Ltd.	Main Plant (Oyama-shi, Tochigi)

FURUKAWA COLOR ALUMINUM CO., LTD.	Main Plant (Utsunomiya-shi, Tochigi)

Overseas Group Companies

FURUKAWA-SKY ALUMINUM (THAILAND) CO., LTD. (Thailand)

PT. Furukawa Indal Aluminum (Indonesia)

Furukawa-Sky Aluminum (Vietnam) Inc. (Vietnam)

Furukawa-Sky Aluminum (Tianjin) Corp. (China)

Tri-Arrows Aluminum Inc. (USA)

Ruyuan Dongyangguan Plain Foil Co., Ltd. (China)

Bridgnorth Aluminium Ltd. (UK)

Furukawa-Sky (Wuxi) Aluminum Products Co., Ltd. (China)

Furukawa-Sky Aluminum (Shanghai) Corp. (China)

PenntecQ, Inc. (USA)

(9)	Information on employees (as of March 31, 2013)
(i)	Information on employees of corporate group

Number of employees at the end of the current consolidated fiscal year	Increase/decrease from the end of the previous consolidated fiscal year
3,851	Increase by 207

* The number of temporary employees, etc. is not included.

(ii)	Information on employees of the Company

Number of employees at the end of the current fiscal year	Increase/decrease from the end of the previous fiscal year	Average age	Average years of service
1,938	Decrease by 21	43.7	17.5

* The number of temporary employees, etc. is not included.

(10)	Principal lenders (as of March 31, 2013)

Lenders	Outstanding loan balances (million yen)
Mizuho Corporate Bank, Ltd.	20,843
Asahi Mutual Life Insurance Company	10,150
The Norinchukin Bank	6,217
The Bank of Yokohama, Ltd.	5,083
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	4,534
Nippon Life Insurance Company	3,367
The Dai-ichi Life Insurance Company, Limited	2,400
Sumitomo Mitsui Trust Bank, Limited	2,165
Shinkin Central Bank	1,728
The Ashikaga Bank, Ltd.	1,644

(Note)    Fractions of amounts less than one unit have been rounded off to the figures shown above.

2.	Matters regarding shares of the Company (as of March 31, 2013)

(1)	Total number of shares authorized for issuance:	400,000,000 shares
(2)	Total number of shares issued and outstanding:	227,100,000 shares (including 12,955 shares of treasury stock)
(3)	Number of shareholders:	7,971
(4)	Major shareholders

Shareholder name	Number of shares held (thousand shares)	Equity position (%)
Furukawa Electric Co., Ltd.	120,365	53.00
NIPPON STEEL & SUMITOMO METAL CORPORATION	18,700	8.23
Japan Trustee Services Bank, Ltd. (trust account)	5,952	2.62
Furukawa-Sky Employee Stock Ownership Plan	4,866	2.14
The Master Trust Bank of Japan, Ltd. (investment trust account)	4,620	2.03
Japan Trustee Services Bank, Ltd. (trust account 9)	3,181	1.40
Trust & Custody Services Bank, Ltd. (pension trust account)	2,783	1.22
Marubeni Corporation	2,271	1.00
Mitsui & Co., Ltd.	2,271	1.00
The Dai-ichi Life Insurance Company, Limited (special pension account)	1,919	0.84

(Note)	Equity positions shown above have been calculated by deducting the treasury stock (12,955 shares) and rounding down to two decimal places.

3.	Matters regarding officers of the Company (as of March 31, 2013)

(1)	Names and other details of Directors and Statutory Auditors

Name	Title	Areas of responsibility and status of significant concurrent positions
Mitsuru Okada	President and Chief Executive Officer

Akihiko Kusumoto	Senior Managing Director	Delegated Chairman of CSR Committee, Chairman of Safety and Health Committee, and Chairman of Committee for Environment; Supervisor of Administration Division; in charge of Legal Department, General Affairs Department, Environmental Safety Department, and Human Resources Department

Kunitoshi Chonan	Managing Director	Delegated General Manager, Sales and Marketing Division

Yukihiro Watanabe	Managing Director	Delegated Chairman of Committee for Quality; in charge of Information Systems Department and Technical Research Division; delegated General Manager, Technical Planning Department

Hisashi Hasegawa	Managing Director	In charge of Finance and Accounting Department; delegated General Manager, Export Security Administration Division

Takayoshi Nakano	Managing Director	In charge of Public and Investor Relations Department and Purchasing Department; delegated General Manager, Planning Department

Hidehiko Naito	Director	Chairman and Representative Director of Chuo Real Estate Co., Ltd.; outside Statutory Auditor of Shindengen Electric Manufacturing Co., Ltd.

Masateru Yoshihara	Director

Kiyoshi Tanaka	Director	Delegated Deputy General Manager, Sales and Marketing Division (in charge of Domestic Sales)

Hironori Tsuchiya	Director	Delegated General Manager, Sheet Manufacturing Division; President of FURUKAWA-SKY ALUMINUM (THAILAND) CO., LTD.

Hiroyuki Fukui	Director	Delegated Chairman of Capital Expenditure Committee; in charge of Extrusion and Components Division, Casting and Forging Division, Foil Products Division, and Production and Process Improvement Department; delegated General Manager, Plant and Facilities Department

Katsuyasu Niibori	Director	Delegated Deputy General Manager, Sales and Marketing Division and General Manager, Global Sales & Marketing Department, Sales & Marketing Division (in charge of Sales Promotion Department)

Nobuhiro Ishihara	Full-time Statutory Auditor

Hideo Sakura	Statutory Auditor	Director, Member of the Board and Corporate Executive Vice President and CFO of Furukawa Electric Co., Ltd.

Motohiro Kanno	Statutory Auditor

Takahiro Mori	Statutory Auditor	General Manager, Management Planning Department of NIPPON STEEL & SUMITOMO METAL CORPORATION; outside Statutory Auditor of NS Solutions Corporation; outside Statutory Auditor of NIPPON STEEL KOWA REAL ESTATE CO., LTD.

(Note)	1.	Hidehiko Naito is an outside Director.
	2.	Hideo Sakura, Motohiro Kanno, and Takahiro Mori are outside Statutory Auditors.
	3.	Hiroyuki Fukui and Katsuyasu Niibori were newly elected as, and assumed the office of, Director at the 9th Ordinary Shareholders’ Meeting held on June 21, 2012.
	4.	Kenji Tsurubori and Kozo Nishitsuji retired as Director upon expiration of their term of office at the conclusion of the 9th Ordinary Shareholders’ Meeting held on June 21, 2012.
	5.	Motorhiro Kanno has submitted a notification as an independent auditor to the Tokyo Stock Exchange.
6.

Nobuhiro Ishihara has engaged in accounting services at Furukawa Electric Co., Ltd., etc. for many years and has sufficient knowledge regarding finance and accounting. Hideo Sakura concurrently serves as Director, Member of the Board and Corporate Executive Vice President and CFO of Furukawa Electric Co., Ltd., and has sufficient knowledge regarding finance and accounting.

(2)	Amounts of compensation of Directors and Statutory Auditors for the current fiscal year

Category	Number of persons	Amounts of compensation (million yen)
Director (outside Director)	14 (1)	299 (5)
Statutory Auditor (outside Statutory Auditor)	3 (2)	30 (6)
Total (outside officer)	17 (3)	329 (11)

(Note)	1.	The figures shown above are rounded off to the nearest million yen.
	2.	The above table includes the two Directors who retired at the conclusion of the 9th Ordinary Shareholders’ Meeting held on June 21, 2012.
	3.	The payable amount to Directors does not include amounts corresponding to employee wages of Directors who concurrently serve as employees.
4.

The maximum amount of compensation for Directors was determined to be up to 450 million yen per annum (excluding employee wages) by resolution at the 3rd Ordinary Shareholders’ Meeting held on June 28, 2006.

	5.	The maximum amount of compensation for Statutory Auditors was determined to be up to 75 million yen per annum by resolution at the 3rd Ordinary Shareholders’ Meeting held on June 28, 2006.

(3)	Matters regarding outside officers
1)	Concurrent positions at other corporations, etc. (if an officer is an executive officer of another corporation, etc.) and relationship between the Company and those corporations

(i)	Outside Director

Hidehiko Naito concurrently serves as Chairman and Representative Director of Chuo Real Estate Co., Ltd. There is no special relationship between the Company and Chuo Real Estate Co., Ltd.

(ii)	Outside Statutory Auditor

Hideo Sakura is Director, Member of the Board and Corporate Executive Vice President and CFO of Furukawa Electric Co., Ltd. which is the Company’s parent company.

Takahiro Mori is an employee (General Manager, Management Planning Department) of NIPPON STEEL & SUMITOMO METAL CORPORATION, which is a major shareholder of the Company, holding 8.23% of the total number of shares issued and outstanding (the total number of voting rights), and to which the Company sells some of its products.

2)	Concurrent outside positions at other corporations, etc. and relationship between the Company and those corporations

(i)	Outside Director

Hidehiko Naito concurrently serves as outside Statutory Auditor of Shindengen Electric Manufacturing Co., Ltd. There is no special relationship between the Company and Shindengen Electric Manufacturing Co., Ltd.

(ii)	Outside Statutory Auditor

Takahiro Mori concurrently serves as outside Statutory Auditor of NS Solutions Corporation and NIPPON STEEL KOWA REAL ESTATE CO., LTD. There is no special relationship between the Company and NS Solutions Corporation or between the Company and NIPPON STEEL KOWA REAL ESTATE CO., LTD.

3)	Principal activities during current fiscal year

Category	Name	Status of principal activities
Outside Director	Hidehiko Naito	He attended 16 of the 17 meetings of the Board of Directors held during the current fiscal year and spoke at those meetings as necessary about overall business management by using his sufficient knowledge and broad experience as a business manager.

Outside Statutory Auditor	Hideo Sakura	He attended 8 of the 17 meetings of the Board of Directors, and 9 of the 17 meetings of the Board of Statutory Auditors, held during the current fiscal year and spoke at those meetings as necessary mainly about matters regarding settlement of the Company’s accounts based on his knowledge regarding finance and accounting.
Motohiro Kanno

He attended all 17 meetings of the Board of Directors, and all 17 meetings of the Board of Statutory Auditors, held during the current fiscal year and spoke at those meetings as necessary from an objective point of view based on sufficient relevant knowledge and experience as a professor emeritus of university.

Takahiro Mori

He attended 15 of the 17 meetings of the Board of Directors, and 15 of the 17 meetings of the Board of Statutory Auditors, held during the current fiscal year and spoke at those meetings as necessary based on his experience as a manager of a group company of another corporation and outside officer.

4)	Summary of contents of the limited liability agreement

The Company executed a limited liability agreement with each of Hidehiko Naito, outside Director, and Hideo Sakura, Motohiro Kanno, and Takahiro Mori, outside Statutory Auditors, in accordance with its Articles of Incorporation. The summary of the limited liability agreement is as follows.

Each outside Director and outside Statutory Auditor is liable for damage to the Company caused by that outside Director or outside Statutory Auditor due to failure of its duties after the execution of the limited liability agreement to the extent of the sum of the monetary amount set out in Article 425(1)(i) of the Companies Act if that outside Director or outside Statutory Auditor performed its duties in good faith and without gross negligence.

5)	Compensation for the current fiscal year from the parent company, etc.

(The figure shown below is rounded off to the nearest million yen.)

The total amount of officers’ compensation, etc. that outside officers received from the Company’s parent company or subsidiaries of the parent company (excluding the Company) during the current fiscal year was 29 million yen (one person).

4.	Accounting Auditor
(1)	Name of Accounting Auditor

ERNST & YOUNG SHINNIHON LLC

(2)	Amount of compensation etc. for Accounting Auditor for current fiscal year

Payable amount (million yen)
Amount of compensation etc. for services set out in Article 2(1) of the Certified Public Accountants Act	69
Amount of compensation etc. for services other than those set out in Article 2(1) of the Certified Public Accountants Act	—

Total	69

(Note)	1. The figures shown above are rounded off to the nearest million yen.

2. In the audit agreement between the Company and the Accounting Auditor, amounts of compensation etc. for audit services under the Companies Act and for those under the Financial Instruments and Exchange Act are not clearly separated, and those amounts cannot be substantially separated; the sum of those amounts is therefore shown in the amount of compensation for the current fiscal year.

(3)

Total amount of money and any other financial benefits to be paid by the Company and its subsidiaries to the certified public accountant or the auditing firm that is the Accounting Auditor of the Company (limited to those to be recorded in the Consolidated Profit and Loss Statement for the current fiscal year)

Total amount of money and any other financial benefits to be paid by the Company and its subsidiaries to the Accounting Auditor	74 million yen

(Note)	1. The figure shown above is rounded off to the nearest million yen.

2. Among the significant subsidiaries of the Company, FURUKAWA-SKY ALUMINUM (THAILAND) CO., LTD., PT. Furukawa Indal Aluminum, Furukawa-Sky Aluminum (Vietnam) Inc., Furukawa-Sky Aluminum (Tianjin) Corp., and PennTecQ, Inc. are audited (limited to audit services pursuant to the provisions of the Companies Act or the Financial Instruments and Exchange Act (including equivalent foreign laws or ordinances) by certified public accountants or auditing firms (including persons who have an equivalent qualification in foreign countries) other than the Accounting Auditor of the Company.

(4)	Details of non-auditing services

Not applicable.

(5)	Policy regarding decision of dismissal or non-reappointment of the Accounting Auditor

The Board of Directors and the Board of Statutory Auditors have decided as follows on a policy for decisions to dismiss or not to reappoint the Accounting Auditor.

(i)	Board of Directors

If the Board of Directors determines it to be necessary, it shall hold a Shareholders’ Meeting to adopt a resolution for the dismissal or non-reappointment of the Accounting Auditor, either by obtaining the consent of the Board of Statutory Auditors or at the request of the Board of Statutory Auditors. This will apply, for instance, where the execution of the Accounting Auditor’s duty has been interrupted or disturbed.

(ii)	Board of Statutory Auditors

If the Board of Statutory Auditors determines it to be necessary, it shall request the Board of Directors to hold a Shareholders’ Meeting to adopt a resolution for the dismissal or non-reappointment of the Accounting Auditor. This will apply, for instance, where the execution of the Accounting Auditor’s duty has been interrupted or disturbed.

In addition, the Board of Statutory Auditors will dismiss the Accounting Auditor by obtaining the consent of all the Statutory Auditors, if the Accounting Auditor falls under any of the provisions set out in the items of Article 340(1) of the Companies Act. In this case, the Statutory Auditors elected by the Board of the Statutory Auditors shall, at the first Shareholders’ Meeting convened after the dismissal, report the fact of the dismissal of the Accounting Auditor and the reason for the dismissal.

5.	Matters regarding systems and policies of the Company
(1)	System to ensure the performance of Directors’ duties conforms with laws, ordinances, and the Articles of Incorporation and other systems to ensure the appropriateness of the businesses of the Company

The Company has established the following systems in accordance with the Companies Act and the Enforcement Regulations for the Companies Act.

(i)	System to ensure the performance by Directors and employees of their duties conforms to laws, ordinances, and the Articles of Incorporation
-

The Company and the Company Group conduct our businesses under our management philosophy and our business principles, comply with laws, ordinances, and the Articles of Incorporation, and aim to be a virtuous company.

-

The CSR Committee is mainly in charge of providing internal education programs such as providing training sessions and distributing manuals and promoting compliance activities such as inspections of violation of any law or ordinance.

-	Utilize the internal reporting system and endeavor to find compliance violations early and to remedy them.
-

The Audit Department, as the Company’s internal audit department, monitors the status of the performance of duties in each department, audits whether the internal control system is functioning effectively, and reports the results of that monitoring and audit to the Board of Directors.

(ii)	System for preservation and management of information regarding performance of Directors’ duties
-

Prepare and store information regarding Directors’ duties, such as minutes of meetings of the Board of Directors and internal memos circulated for approval, etc. in accordance with the Company’s rules.

-	Make available for review by Directors and Statutory Auditors at any time when necessary.

(iii)	Rules and other systems for managing risk of loss
-

A committee etc. is to be established for high-priority risk management with respect to risks common to the Company or the Company Group as a whole, such as risks relating to the environment, safety and sanitation, quality, information security, and export security administration. Each department manages risks particular to each department, and the CSR Committee cross-departmentally promotes the management of such risks.

(iv)	System to ensure efficient performance of Directors’ duties
-	Determine the assignment of the duties of each Director in the management organization rules and perform their duties efficiently.
-	Prepare a mid-term management plan and an annual budget and establish and manage specific goals for each department and each group.

(v)	System to ensure the appropriateness of the business of the corporate group, consisting of the Company, its parent company, and its subsidiaries
-

In accordance with the Group management rules, each department manager manages each group company he or she is in charge of and is responsible for establishing and maintaining the internal control of that group company. The department in charge of managing the group companies cross-departmentally promotes and manages such duties.

-	The Company and the Company Group establish and maintain an original internal control system.

(vi)	Matters regarding the employee in cases where Statutory Auditor request to assign the employee to assist Statutory Auditors
-	Establish a full-time employee for the Board of Statutory Auditors, who assists with the duties of Statutory Auditors in accordance with the instructions of Statutory Auditors.

(vii)	Matters regarding the independence from Directors of employees set out in Item (vi) above
-

Full-time employees set out in Item (vi) above are exclusive employees who are not subject to instruction or supervision of Directors, and any personnel affairs of those employees requires the prior consent of the Board of Statutory Auditors.

(viii)	System for Directors and employees to report to Statutory Auditors and system for other reports to Statutory Auditors
-

Directors and department managers in charge report without delay to the Board of Statutory Auditors matters that would have a material effect on the Company and the Company Group in addition to matters prescribed by laws.

(ix)	Other systems to ensure effective auditing by Statutory Auditors
-

The Board of Directors receives an explanation for audit policies and audit plans determined at a meeting of the Board of Statutory Auditors and makes those policies and plans known throughout the Company.

-	The Board of Directors ensures Statutory Auditors’ attendance at significant meetings, such as Board of Directors meetings and Management Committee meetings.
-	Statutory Auditors and the Representative Director regularly hold meetings to exchange opinions.
-	If a Statutory Auditor requests to ensure effectiveness of the auditing by Statutory Auditors etc., then the Directors and department managers in charge will respond to that request in good faith.

(2)	Basic policy regarding control of a joint-stock company

Not applicable.

(3)	Policy regarding determination of dividends of surplus, etc.

The Company considers the implementation of dividends to our shareholders as a significant measure for redistributing profits. With respect to dividends, the basic policy is to implement dividends stably and continuously, and the Company will comprehensively make such decisions taking into account trends in the industry, capital requirements, and future business development for increasing the Company’s corporate value, etc.

Consolidated Balance Sheet

(As of March 31, 2013)

(Unit: millions of yen)

Item	Amount	Item	Amount
(Assets)		(Liabilities)
Current assets	95,561	Current liabilities	90,093
Cash and deposits	9,023	Trade notes payable and accounts payable	35,973
Notes receivable and accounts receivable	53,878	Electronically recorded obligations	2,871
Merchandise and Products	4,667	Short-term loans payable	21,171
Work in progress	9,279	Current portion of corporate bonds	133
Raw materials and supplies	9,471	Current portion of long-term loans payable	11,050
Deferred tax assets	1,206	Accounts payable-other	9,429
Short-term loans	3,000	Accrued expenses	7,884
Accounts receivable-other	4,067	Accrued income taxes	877
Others	1,059	Accrued consumption taxes and other taxes	40
Allowance for doubtful accounts	(89)	Others	664
Fixed assets	122,221	Fixed liabilities	50,390
Tangible fixed assets	94,469	Corporate bonds	184
Buildings and Structures	20,303	Long-term loans payable	38,228
Machinery and equipment and vehicles	22,191	Provision for retirement benefits	8,289
Land	37,500	Provision for directors’ retirement benefits	153
Construction in progress	12,559	Deferred tax liabilities	125
Others	1,916	Provision for environment measures	176
Intangible fixed assets	1,820	Provision for restructuring	724
Goodwill	250	Others	2,512

Software	1,459	Total liabilities	140,483

Others	111	(Net assets)
Investments and other assets	25,932	Shareholders’ equity	73,964
Investment in securities	17,981	Capital stock	16,528
Long-term prepaid expenses	171	Capital surplus	35,184
Deferred tax assets	2,655	Retained earnings	22,254
Others	5,140	Treasury stock	(3)
Allowance for doubtful accounts	(16)	Accumulated other comprehensive income	2,519
		Other valuation difference on available-for-sale securities	240
		Deferred gains or losses on hedges	25
		Foreign currency translation adjustments	2,253
		Minority interest	816

		Total net assets	77,299

Total Assets	217,782	Total Liabilities and Net Assets	217,782

(Note)	The amounts indicated above are rounded to the nearest million yen.

Consolidated Profit and Loss Statement

(From April 1, 2012 to March 31, 2013)

(Unit: millions of yen)

Item	Amount
Net sales		183,702
Cost of sales		161,233

Gross profit		22,469
Selling, general and administrative expenses		17,130

Operating income		5,339
Non-operating income
Equity in earnings of affiliates	1,307
Rent income	131
Others	468	1,906

Non-operating expenses
Interest	1,021
Compensation expenses	179
Depreciation of inactive fixed assets	170
Others	57	1,427

Ordinary income		5,819
Extraordinary income
Gain on sales of fixed assets	12	12

Extraordinary loss
Loss on valuation of inventories	47
Loss on retirement of fixed assets	90
Impairment loss	32
Loss on valuation of investments in capital	63
Others	26	257

Income before income taxes, etc.		5,573
Income taxes-current	1,339
Income taxes-deferred	917	2,256

Income before minority interest		3,317
Minority interest		171

Net income		3,146

(Note)	The amounts indicated above are rounded to the nearest million yen.

Consolidated Statement of Changes in Net Assets

(From April 1, 2012 to March 31, 2013)

	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance as of April 1, 2012 (millions of yen)	16,528	35,184	20,267	(2)	71,978
Changes in items during the current consolidated fiscal year
Dividends from surplus			(1,363)		(1,363)
Net income			3,146		3,146
Purchase of treasury stock				(0)	(0)
Changes in the scope of consolidation			203		203
Net changes in items other than shareholders’ equity (net amount) during the current consolidated fiscal year
Total of changes in items during the current consolidated fiscal year (millions of yen)	—	—	1,987	(0)	1,987
Balance as of March 31, 2013 (millions of yen)	16,528	35,184	22,254	(3)	73,964

	Accumulated other comprehensive income				Minority interest	Total net assets
	Other valuation difference on available-for- sale securities	Deferred gains or losses on hedges	Foreign currency translation adjustments	Total accumulated other comprehensive income
Balance as of April 1, 2012 (millions of yen)	180	(423)	(1,151)	(1,394)	596	71,179
Changes in items during the current consolidated fiscal year
Dividends from surplus						(1,363)
Net income						3,146
Purchase of treasury stock						(0)
Changes in the scope of consolidation						203
Net changes in items other than shareholders’ equity (net amount) during the current consolidated fiscal year	60	448	3,405	3,913	220	4,133
Total of changes in items during the current consolidated fiscal year (millions of yen)	60	448	3,405	3,913	220	6,120
Balance as of March 31, 2013 (millions of yen)	240	25	2,253	2,519	816	77,299

(Note)	The amounts indicated above are rounded to the nearest million yen.

Notes to Consolidated Financial Statements

Notes to Significant Basic Matters for Preparation of Consolidated Financial Statements

1.	Matters regarding the scope of consolidation
(1)	Status of consolidated subsidiaries

Number of consolidated subsidiaries: 16 companies

Names of consolidated subsidiaries:

Nippon Foil Mfg. Co., Ltd., Nikkei Kakoh Co., Ltd., Furukawa-Sky Techno Co., Ltd., ACE 21 Corp., Furukawa-Sky Shiga Corp., HIGASHI NIHON TANZO Co., Ltd., NIPPON METAL FOIL CO., LTD., FURUKAWA COLOR ALUMINUM CO., LTD., SYSTEM SKY Co., Ltd., SKY SERVICE Co., Ltd., LCOMPO Co., Ltd., PT. Furukawa Indal Aluminum, Furukawa-Sky Aluminum (Vietnam) Inc., Furukawa-Sky Aluminum (Tianjin) Corp., FURUKAWA-SKY ALUMINUM (THAILAND) CO., LTD., and PennTecQ, Inc.

Because the importance of PenntecQ, Inc. has increased in this period, it is included within the scope of consolidated subsidiaries.

(2)	Names of non-consolidated subsidiaries and reasons for exclusion from the scope of consolidation

Major non-consolidated subsidiaries:

Nippaku Sangyo Co., Ltd. and Furukawa-Sky (Wuxi) Aluminum Products Co., Ltd.

The scale of the business conducted by each of the non-consolidated subsidiaries is small, and the total assets, net sales, net income or loss and retained earnings, etc. corresponding to the ownership held by the Company of each non-consolidated subsidiary have no material impact on the consolidated financial statements.

2.	Matters regarding application of the equity method
(1)	Number of affiliated companies to which the equity method is applied: 4 companies

Companies to which the equity method is applied:

Bridgnorth Aluminum Ltd., Ruyuan Dongyangguang Plain Foil Co., Ltd., Tri-Arrows Aluminum Holding Inc., and Tri-Arrows Aluminum Inc.

(2)	Number of non-consolidated subsidiaries to which the equity method is not applied: 4 companies

Non-consolidated subsidiaries:

Nippaku Sangyo Co., Ltd., FS Green-net, Co., Ltd., Furukawa-Sky Aluminum (Shanghai) Corp., and Furukawa-Sky (Wuxi) Aluminum Products Co., Ltd.

(3)	Number of affiliated companies to which the equity method is not applied: 1 company

AFSEL S.A.

(4)	Reason why the equity method is not applied

The non-consolidated subsidiaries and affiliated companies to which the equity method is not applied are excluded from the scope of application of the equity method because it is deemed that doing so has a minor impact on the consolidated financial statements of the Company and including them seems unimportant on the whole in consideration of the companies’ net income or loss and retained earnings, etc. corresponding to the ownership held by the Company.

(5)	Special notes on procedures for applying the equity method

For the equity method companies that have a different fiscal year from the consolidated fiscal year, the financial statements of each company regarding the fiscal year for that company are used.

3.	Matters regarding the fiscal year for consolidated subsidiaries

The five consolidated subsidiaries, PT. Furukawa Indal Aluminum, Furukawa-Sky Aluminum (Tianjin) Corp., Furukawa-Sky Aluminum (Vietnam) Inc., FURUKAWA-SKY ALUMINUM (THAILAND) CO., LTD., and PennTecQ, Inc., have December 31 as the closing date. In the preparation of the consolidated financial statements, the financial statements of these companies as of such closing date are used; however, necessary adjustments for consolidation purposes are made in the case of material transactions conducted during the period between the closing date of these companies and the consolidated closing date of the Company.

4.	Matters regarding accounting standards
(1)	Valuation standards and methods for securities

Other securities:

Securities with market values:	Valued at market value, based on quoted market price, etc. on the consolidated closing date.

(Net unrealized gain (loss) is booked directly in net assets, and the costs of securities sold are calculated based on the moving-average method.)

Securities without market values:	Valued at cost based on the moving-average method.

(2) Valuation standards for derivatives:	Valued at market value.

(3) Valuation standards and methods for inventories

Generally valued at cost based on the monthly average method.

(The amount recorded in the balance sheet is calculated according to the accounting procedures for write-downs due to decreased profitability.)

(4) Depreciation methods for depreciable assets

(i) Tangible fixed assets (excluding leased assets):	Generally amortized under the straight-line method

(ii) Intangible fixed assets (excluding leased assets):	Amortized under the straight-line method

Depreciation of software for internal use is based on the straight-line method based on its useable period (five years).

(iii) Leased assets:

Assets leased through finance lease transactions involving a transfer of ownership are amortized under the depreciation methods used for the relevant company’s own tangible assets. Assets leased through finance lease transactions not involving transfer of ownership are amortized under the straight-line method, taking the asset’s service life as the leasing period and taking the asset’s residual value to be zero.

However, assets leased through finance lease transactions not involving transfer of ownership that were commenced before the first year of the application of the “Accounting Standard for Lease Transactions” (ASBJ Statement No. 13) are amortized by the accounting procedure applicable to ordinary operating lease transactions.

(5) Standards for recording significant allowances and provisions

(i) Allowance for doubtful accounts:

To provide for a reserve for credit losses from doubtful accounts receivable and loans, etc., an allowance for the amounts estimated to be uncollectable is recorded; the amount of the allowance for ordinary accounts receivable is based on a rate of loss determined by past bad debts experience, and the amount of the allowance for specified accounts receivable from debtors at risk of bankruptcy, etc. is based on the individually estimated possibility of collection.

(ii) Provision for retirement benefits

The provision for retirement benefits of employees is recorded based on an estimated amount of retirement benefits obligations and pension assets at the end of the current consolidated fiscal year. The difference (3,767 million yen) due to changes in accounting standards is evenly split by 10 to 15 years and treated as an expense. The actuarial difference is allocated proportionately under the straight-line method based on the specified number of years (10 to 14 years) within the average remaining employee work period at the time such liability occurs and is treated as an expense in the following consolidated fiscal year.

In addition, past work obligations are allocated proportionately under the straight-line method based on the specified number of years (10 years) within the average remaining employee work period and are treated as expenses.

(iii) Provision for officers’ retirement bonuses:	For payment of officers’ retirement bonuses, an amount to be paid at the end of the current consolidated fiscal year under each company’s internal rules is recorded for some consolidated subsidiaries.

(iv) Provision for environment measures:	For expenditure of expenses for disposal of stored PCB waste, an amount of expenses expected to be incurred in and after the next fiscal year is recorded.

(v) Provision for restructuring:	For expenditure related to structural improvement of the sheet rolling business, a reasonably estimated amount of possible future expenses is recorded.

(6) Hedge accounting procedures

(i) Methods for hedge accounting:

Deferred hedge accounting is adopted. In cases where forward exchange contracts meet criteria for the allocation method, they are accounted for under the allocation method. In cases where interest rate swaps meet criteria for the special treatment method, they are accounted for under the special treatment method

(ii) Hedging instrument and hedged item:	The hedged items to which hedge accounting is applied for the current consolidated fiscal year and the hedging instruments for those items are as follows.

a. Currencies	Hedging instrument:	Forward exchange contracts

	Hedged item:	Foreign-currency-denominated assets and liabilities and scheduled transactions

b. Interest rates	Hedging instrument:	Interest rate swap

	Hedged item:	Interest payable on loans payable

c. Merchandise	Hedging instruments:	Forward transactions of virgin aluminum metal

	Hedged item:	Transactions of purchasing and selling virgin aluminum metal

(iii) Hedging policy:

In accordance with the internal rules of the Company and some consolidated subsidiaries, interest rate fluctuation risks, foreign exchange fluctuation risks, and price fluctuation risks related to virgin aluminum metal are hedged. It is provided for in those internal rules that derivative transactions are to be limited to transactions with actual demand, so our policy is to not conduct any speculative transactions whatsoever for the purpose of making profits through buying or selling hedging instruments.

(iv) Method for assessing the effectiveness of hedging:

The Company assesses the effectiveness of hedging based on the amounts of the change in values that are obtained through quarterly comparisons of the cumulative changes in the fair value of the hedged item with the cumulative changes in the fair value of the hedging instrument. However, the assessment of effectiveness is not performed for forward foreign exchange contracts, which are accounted for under the allocation method, or interest rate swaps, which are accounted for under the special treatment method.

(7)	Other significant matters regarding the preparation of the consolidated financial statements

Consumption tax and other taxes are accounted for under the tax excluded method.

5.	Matters regarding amortization of goodwill

Goodwill is amortized over a five-year period using the straight-line method or, if the Company can reasonably estimate the period in which the effect of the goodwill will be realized, over an estimated number of years.

Changes in Accounting Policy that are Difficult to be Separated from Changes in Accounting Estimates

In accordance with amendments to the Corporation Tax Act, some consolidated subsidiaries within Japan have changed the amortization method for the current and subsequent consolidated fiscal years for tangible fixed assets that were acquired on and after April 1, 2012 to the amortization method under the amended Corporation Tax Act.

This change has a minor impact on profit and loss.

Notes to Consolidated Balance Sheet

1.	Collateralized assets

Details and amounts of collateralized assets:

Land:	491 million yen
Buildings and structures:	417 million yen
Machinery and equipment and vehicles:	5 million yen

Total:	912 million yen

Amounts of obligations related to collateral

Current portion of long-term loans payable:	209 million yen
Current portion of corporate bonds:	119 million yen
Long-term loans payable:	176 million yen
Corporate bonds:	149 million yen

Total:	653 million yen

2.	Amount of accumulated depreciation of tangible fixed assets

273,445 million yen

3.	Guarantee obligation

Furukawa-Sky (Wuxi) Aluminum Products Co., Ltd.: 128 million yen

4.	Maximum amount of repurchase obligation upon securitization of credits in notes and bills

519 million yen

Notes to the Consolidated Statement of Changes in Net Assets

1.	Matters regarding the class and total number of shares issued and outstanding and the class and number of treasury stock

	Number of shares at the beginning of the current consolidated fiscal year (shares)	Number of increased shares during the current consolidated fiscal year (shares)	Number of decreased shares during the current consolidated fiscal year (shares)	Number of shares at the end of the current consolidated fiscal year (shares)
Shares issued and outstanding
Common stock	227,100,000	—	—	227,100,000
Treasury stock
Common stock	12,273	682	—	12,955

2.	Matters regarding dividends
(i)	Paid dividend amounts

Resolution	Class of shares	Total amount of dividends (millions of yen)	Dividend per share (yen)	Record date	Effective date
June 21, 2012 Ordinary Shareholders’ Meeting	Common stock	681	3.00	March 31, 2012	June 22, 2012
November 1, 2012 Meeting of the Board of Directors	Common stock	681	3.00	September 30, 2012	November 30, 2012

(ii)	Dividends with a record date in the current consolidated fiscal year but an effective date in the following consolidated fiscal year

Resolution (Scheduled)	Class of shares	Total amount of dividends (millions of yen)	Source of dividends	Dividend per share (yen)	Record date	Effective date
June 20, 2013 Ordinary Shareholders’ Meeting	Common stock	681	Retained earnings	3.00	March 31, 2013	June 21, 2013

Financial Instruments

1.	Matters regarding status of financial instruments

The Company Group manages funds by means of short-term deposits, etc. only and procures funds through loans from banks and other financial institutions.

The Company Group is attempting to minimize credit risk posed by customers in relation to notes receivable and accounts receivable in accordance with its credit management rules. Investment securities mainly consist of shares, and market values for listed shares are ascertained quarterly.

Payment dates for trade notes payable and accounts payable are almost all within one year.

Loans are used for operating funds (mainly short-term) and capital investment funds (long-term), and the Company Group fixes interest expenses by conducting interest rate swap transactions to hedge against interest rate fluctuation risks inherent in some long-term loans payable. In accordance with the internal management rules, derivative transactions are to be limited to transactions with actual demand, so our policy is to not conduct any speculative transactions whatsoever for the purpose of making profits through buying or selling hedging instruments.

Derivative transactions are conducted and managed in accordance with the internal management rules.

2.	Matters regarding market values for financial instruments

The amount recorded in the consolidated balance sheet, the market value, and the difference between those two as of March 31, 2013 are as follows:

(Unit: millions of yen)

	Amount recorded in the consolidated balance sheet (*1)	Market value (*1)	Difference
(i) Cash and deposits	9,023	9,023	—
(ii) Notes receivable and accounts receivable	53,878	53,878	—
(iii) Short-term loans	3,000	3,000	—
(iv) Investment in securities
Other securities	1,170	1,170	—
(v) Trade notes payable and accounts payable or electronically recorded obligations	(38,844)	(38,844)	—
(vi) Short-term loans payable	(21,171)	(21,171)	—
(vii) Current portion of long-term loans payable	(11,050)	(11,050)	—
(viii) Current portion of corporate bonds	(133)	(133)	—
(ix) Corporate bonds	(184)	(187)	-3
(x) Long-term loans payable	(38,228)	(38,635)	-407
(xi) Derivative transactions (*2)	(34)	(34)	—

(*1)	Items to be recorded as liabilities are enclosed in parentheses.
(*2)	Receivables and obligations derived from derivative transactions are indicated on a net basis.

(Note) 1.	Matters regarding the method for calculating the market value of financial instruments and regarding securities and derivative transactions

(i) Cash and deposits, (ii) Notes receivable and accounts receivable, (iii) Short-term loans, (v) Trade notes payable and accounts payable or electronically recorded obligations, (vi) Short-term loans payable, (vii) Current portion of long-term loans payable, and (viii) Current portion of corporate bonds

Because the items set out above are settled in a short period, and the market value of those items is almost equal to the book value, their market value is based on their book value. Some portions of accounts payable are subject to the allocation method for forward exchange contracts, etc. (see (xi) below) and treated as yen-denominated accounts payable, and the market value of such accounts payable are the relevant book value.

(iv) Investment securities

The calculation of the market value of shares is based on the price on the stock exchange, and the calculation of the market value of bonds is based on the price on the stock exchange or the price presented by counterparty financial institutions.

(ix) Corporate bonds and Long-term loans payable

The market values of corporate bonds and long-term loans payable are calculated by discounting the total amount of principal and interest at the interest rate assumed if new bonds or loans similar to those bonds or long-term loans are made. Long-term loans payable on a floating rate, which are subject to the special treatment method for interest rate swaps (see (xi) below), are calculated by discounting the total amount of principal and interest which are treated as a part of that interest swap at the reasonably estimated interest rate applicable if new loans similar to those long-term loans are made.

(xi) Derivative transactions

Because derivative transactions under the special treatment method for interest rate swaps are treated as a part of long-term loans payable, which are hedged items, the market value of those transactions are included in the market value of those long-term loans payable (see (x) above).

Because derivative transactions under the allocation method for forward exchange contracts, etc. are treated as a part of accounts payable, which are hedged items, the market value of those transactions are included in the market value of those accounts payable (see (v) above).

The market value of these transactions under the general method for treating forward exchange contracts and virgin metal forward transactions are based on the forward exchange rate and the forward exchange rate for virgin metal, respectively.

(Note) 2.

There is no market value for unlisted shares (including shares of non-consolidated subsidiaries and affiliated companies; the amount recorded in the consolidated balance sheet is 16,811 million yen) and it is not possible to estimate cash flow arising from them in the future. Because it is considered to be significantly difficult to ascertain the market value, unlisted shares are not included in “(iv) Investment securities, Other securities.”

Notes to Per Share Information

1. Net assets per share:	336.80 yen
2. Net income per share for the current consolidated fiscal year:	13.85 yen

Notes to Significant Subsequent Events

On April 26, 2013, the Company and Sumitomo Light Metal Industries, Ltd. reached final agreement on their business integration, taking October 1, 2013 as the effective date (scheduled) and basing the spirit of their relationship on equality, and executed the merger agreement. Details of this matter are described in 1. Matters regarding the present condition of the corporate group (4) Management issues (ii) Conducting the “Business Integration” at page 5.

Balance Sheet

(As of March 31, 2013)

(Unit: millions of yen)

Item	Amount	Item	Amount
(Assets)		(Liabilities)
Current assets	82,852	Current liabilities	83,045
Cash and deposits	2,575	Trade notes payable	262
Notes receivable	5,219	Accounts payable	32,001
Accounts receivable	43,536	Electronically recorded obligations	2,871
Products	3,335	Short-term loans payable	20,027
Work in progress	8,080	Current portion of long-term loans payable	10,450
Raw materials and supplies	7,257	Lease obligations	395
Prepaid expenses	111	Accounts payable-other	8,260
Deferred tax assets	856	Accrued expenses	7,568
Short-term loans	6,868	Accrued income taxes	488
Accounts receivable-other	4,518	Deposits received	602
Others	540	Others	121
Allowance for doubtful receivables	(42)	Fixed liabilities	46,958
Fixed assets	115,020	Long-term loans payable	37,700
Tangible fixed assets	79,797	Long-term guarantee deposits	586
Buildings	15,144	Lease obligations	1,106
Structures	1,966	Provision for retirement benefits	6,132
Machinery and equipment	16,909	Provision for environment measures	159
Vehicles	169	Provision for restructuring	724
Equipment	1,537	Others	550

Land	34,685	Total liabilities	130,003

Leased assets	17	(Net assets)
Construction in progress	9,369	Shareholders’ equity	67,727
Intangible fixed assets	1,462	Capital stock	16,528
Software	1,443	Capital surplus	35,184
Others	19	Legal capital surplus	35,184
Investments and other assets	33,762	Retained earnings	16,017
Investment in securities	1,138	Legal retained earnings	125
Investment in affiliates	23,994	Other retained earnings
Investments in capital of affiliates	5,136	Reserve for advanced depreciation of fixed assets	114
Long-term loans	160	Retained earnings brought forward	15,777
Long-term prepaid expenses	1	Treasury stock	(3)
Deferred tax assets	2,713	Valuation and translation adjustments	143
Others	623	Other valuation difference on available-for-sale securities	164
Allowance for doubtful receivables	(4)	Deferred gains or losses on hedges	(21)

		Total net assets	67,870

Total Assets	197,872	Total Liabilities and Net Assets	197,872

(Note) The amounts indicated above are rounded to the nearest million yen.

Profit and Loss Statement

(From April 1, 2012 to March 31, 2013)

(Unit: millions of yen)

Item	Amount
Net sales		156,641
Cost of sales		139,952

Gross profit		16,689
Selling, general and administrative expenses		12,431

Operating income		4,258
Non-operating income
Interest and dividends	586
Rent income	140
Technical advisory fee	71
Others	124	921

Non-operating expenses
Interest	956
Compensation expenses	126
Depreciation of inactive fixed assets	170
Others	43	1,294

Ordinary income		3,884
Extraordinary income
Gain on sales of fixed assets	9	9

Extraordinary loss
Loss on valuation of inventories	47
Loss on retirement of fixed assets	71
Loss on valuation of stocks of subsidiaries	80
Loss on valuation of investments in capital	63
Others	11	270

Income before income taxes		3,623
Income taxes-current	694
Income taxes-deferred	618	1,312

Net income		2,311

(Note)    The amounts indicated above are rounded to the nearest million yen.

Statement of Changes in Net Assets

(From April 1, 2012 to March 31, 2013)

	Shareholders’ equity
	Capital stock	Capital surplus		Retained earnings				Treasury stock	Total Shareholders’ equity
		Legal capital surplus	Total Capital surplus	Legal retained earnings	Other Retained earnings		Total Retained earnings
					Reserve for advanced depreciation of fixed assets	Retained earnings brought forward
Balance as of April 1, 2012 (millions of yen)	16,528	35,184	35,184	125	143	14,800	15,069	(2)	66,779
Changes in items during the period
Reversal of Reserve for advanced depreciation of fixed assets					(29)	29			—
Dividends from surplus						(1,363)	(1,363)		(1,363)
Net income						2,311	2,311		2,311
Purchase of treasury stock								(0)	(0)
Net changes in items other than shareholders’ equity (net amount)
Total of changes in items during the period (millions of yen)	—	—	—	—	(29)	977	948	(0)	948
Balance as of March 31, 2013 (millions of yen)	16,528	35,184	35,184	125	114	15,777	16,017	(3)	67,727

	Valuation and translation adjustments			Total net assets
	Other valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Total valuation and translation adjustments
Balance as of April 1, 2012 (millions of yen)	152	(356)	(204)	66,575
Changes in items during the period
Reversal of Reserve for advanced depreciation of fixed assets				—
Dividends from surplus				(1,363)
Net income				2,311
Purchase of treasury stock				(0)
Net changes in items other than shareholders’ equity (net amount)	12	335	346	346
Total of changes in items during the period (millions of yen)	12	335	346	1,294
Balance as of March 31, 2013 (millions of yen)	164	(21)	143	67,870

(Note)    The amounts indicated above are rounded to the nearest million yen.

Notes to Financial Statements

Notes to Significant Accounting Policy

(1) Valuation standards and methods for securities

Subsidiaries’ stock and affiliates’ stock	valued at cost based on the moving-average method

Other securities:

Securities with market values:

Valued at market value, based on quoted market price, etc. on the closing date. (Net unrealized gain (loss) is booked directly in net assets, and the costs of securities sold are calculated based on the moving-average method.)

Securities without market values:	Valued at cost based on the moving-average method.

(2) Valuation standards for derivatives:	Valued at market value.

(3) Valuation standards and methods for inventories

Finished goods, raw materials, work in progress and supplies	Valued at cost based on the monthly average method.

(The amount recorded in the balance sheet is calculated according to the accounting procedures for write-downs due to decreased profitability.)

(4) Depreciation methods for fixed assets

(i) Tangible fixed assets (excluding leased assets):	Amortized under the straight-line method

The service life is as follows

	Buildings:	2 through 47 years

	Structures:	3 through 60 years

	Machinery and equipment:	2 through 7 years

	Vehicles:	2 through 7 years

	Equipment:	2 through 20 years

	(ii)	Intangible fixed assets (excluding leased assets):	Amortized under the straight-line method Depreciation of software for internal use is based on the straight-line method based on its useable period (five years).

	(iii)	Leased assets:

Assets leased through finance lease transactions involving a transfer of ownership are amortized under the depreciation methods used for the relevant company’s own tangible assets. Assets leased through finance lease transactions not involving transfer of ownership are amortized under the straight-line method, taking the asset’s service life as the leasing period and taking the asset’s residual value to be zero.

However, assets leased through finance lease transactions not involving transfer of ownership that were commenced before the first year of the application of the “Accounting Standard for Lease Transactions” (ASBJ Statement No. 13) are amortized by the accounting procedure applicable to ordinary operating lease transactions.

(5)	Standardsfor recording allowances and provisions

	(i)	Allowance for doubtful accounts:

To provide for a reserve for credit losses from doubtful accounts receivable and loans, etc., an allowance for the amounts estimated to be uncollectable is recorded; the amount of the allowance for ordinary accounts receivable is based on a rate of loss determined by past bad debts experience, and the amount of the allowance for specified accounts receivable from debtors at risk of bankruptcy, etc. is based on the individually estimated possibility of collection.

	(ii)	Provision for retirement benefits

The provision for retirement benefits of employees is recorded based on an estimated amount of retirement benefits obligations and pension assets at the end of the current fiscal year. The difference (3,536 million yen) due to changes in accounting standards is evenly split by 15 years and treated as an expense. However, the provision for retirement benefits (8,114 million yen) succeeded to in the acquisition of the Light Metal Business Division of Furukawa Electric Co., Ltd. in October 2003 by way of an absorption-type company split is the amount remaining after collectively processing as an expense over past years the difference due to changes in the accounting standard. The actuarial difference is amortized in the following fiscal year under the straight-line method based on the specified number of years (10 to 14 years) within the average remaining employee work period at the time such liability occurs.

In addition, past work obligations are allocated proportionately under the straight-line method based on the specified number of years (10 years) within the average remaining employee work period and are treated as expenses.

	(iii) Provision for environment measures:	For expenditure of expenses for disposal of stored PCB waste, an amount of expenses expected to be incurred in and after the next fiscal year is recorded.

	(iv) Provision for restructuring:	For expenditure related to structural improvement of the sheet rolling business, a reasonably estimated amount of possible future expenses is recorded.

(6)	Hedge accounting method

(i) Methods for hedge accounting

Deferred hedge accounting is adopted. In cases where forward exchange contracts meet criteria for the allocation method, they are accounted for under the allocation method. In cases where interest rate swaps meet criteria for the special treatment method, they are accounted for under the special treatment method.

	(ii) Hedging instrument and hedged item:	The hedged items to which hedge accounting is applied for the current fiscal year and the hedging instruments for those items are as follows.

	a. Currencies	Hedging instrument:	Forward exchange contracts

		Hedged item:	Foreign-currency-denominated assets and liabilities and scheduled transactions

	b. Interest rates	Hedging instrument:	Interest rate swap

		Hedged item:	Interest payable on loans payable

	c. Merchandise	Hedging instruments:	Forward transactions of virgin aluminum metal

		Hedged item:	Transactions of purchasing and selling virgin aluminum metal

(iii) Hedging policy:

In accordance with the internal rules of the Company, interest rate fluctuation risks, foreign exchange fluctuation risks, and price fluctuation risks related to virgin aluminum metal are hedged. It is provided for in those internal rules that derivative transactions are to be limited to transactions with actual demand, so our policy is to not conduct any speculative transactions whatsoever for the purpose of making profits through buying or selling hedging instruments.

(iv) Method for assessing the effectiveness of hedging:

The Company assesses the effectiveness of hedging based on the amounts of the change in values that are obtained through quarterly comparisons of the cumulative changes in the fair value of the hedged item with the cumulative changes in the fair value of the hedging instrument. However, the assessment of effectiveness is not performed for forward foreign exchange contracts, which are accounted for under the allocation method, or interest rate swaps, which are accounted for under the special treatment method.

(7)	Accounting treatment of consumption tax and other taxes	Consumption tax and other taxes are accounted for under the tax excluded method.

Changes of the Method of Indication

Balance sheet

“Lease obligations” (105 million yen for the previous fiscal year) included in “Others” of the current liabilities up to the previous fiscal year are recorded independently from this fiscal year because they became important.

“Lease obligations” (52 million yen for the previous fiscal year) included in “Others” of the fixed liabilities up to the previous fiscal year are recorded independently from this fiscal year because they became important.

Notes to Balance Sheet

1.	Amount of accumulated depreciation of tangible fixed assets	238,282 million yen

2.	Guarantee obligation
	FURUKAWA-SKY ALUMINUM (THAILAND) CO., LTD.:	1,297 million yen
	Furukawa-Sky (Wuxi) Aluminum Products Co., Ltd.:	85 million yen

3.	Maximum amount of repurchase obligation upon securitization of credits in notes and bills	519 million yen

4.	Short-term accounts receivables from affiliates	13,391 million yen
	Long-term accounts receivables from affiliates	160 million yen
	Short-term monetary obligations to affiliates	2,546 million yen

5.	Retirement benefit obligations	a.	Retirement benefit obligations	(19,751 million yen)

		b.	Pension assets	11,130 million yen

		c.	Unfunded retirement benefit obligations (a+b)	(8,621 million yen)

		d.	Untreated amount of the difference due to changes in the accounting standard	654 million yen

		e.	Unrecognized actuarial difference	1,450 million yen

		f.	Unrecognized past work liabilities	385 million yen

		g.	Provision for retirement benefits (c+d+e+f)	(6,132 million yen)

Notes to Profit and Loss Statement

1.	Value of transactions with affiliates	Net sales	14,639 million yen
		Purchase of goods	11,737 million yen
		Selling, general and administrative expenses	1,348 million yen
		Value of transactions other than commercial transactions	712 million yen

Notes to the Statement of Changes in Net Assets

Matters regarding the type and number of treasury stock

	Number of shares at the beginning of the current fiscal year (shares)	Number of increased shares during the current fiscal year (shares)	Number of decreased shares during the current fiscal year (shares)	Number of shares at the end of the current fiscal year (shares)
Common stock	12,273	682	—	12,955

Notes to Tax Effect Accounting

Breakdown by main cause for the occurrence of deferred tax assets and deferred tax liabilities

Deferred tax assets
Nonadmitted accrued bonuses	626 million yen
Provision for retirement benefits	2,220 million yen
Loss on valuation of inventories	54 million yen
Loss on valuation of stocks held	1,313 million yen
Provision for restructuring	274 million yen
Impairment loss on fixed assets	1,688 million yen
Excess of depreciation	115 million yen
Liabilities for retirement of assets	193 million yen
Others	536 million yen
Total of deferred tax assets	7,019 million yen
Valuation reserve	(3,122 million yen	)
total of deferred tax assets	3,897 million yen

Deferred tax liabilities
Profits and losses unrealized in securities in accordance with market price accounting	(90 million yen	)
Reserve for advanced depreciation of fixed assets	(237 million yen	)
Others	(1 million yen	)
Total of deferred tax liabilities	(328 million yen	)
Net amount of deferred tax assets (liabilities)	3,569 million yen

Notes on Fixed Assets Used by Lease

Finance lease transactions other than those through which ownership of the leased assets is deemed to transfer to the borrower

(1)	Amount equal to purchase price, amount equal to accumulated depreciation, amount equal to accumulated impairment loss and amount equal to end-of-term balance of the leased assets

	Amount equal to purchase price	Amount equal to accumulated depreciation	Amount equal to accumulated impairment loss	Amount equal to end-of-term balance
	(millions of yen)	(millions of yen)	(millions of yen)	(millions of yen)
Machinery and equipment	12	10	—	1

Vehicles	10	10	—	—

Equipment	2	2	—	—

Total	25	23	—	1

(2)	Amount equal to end-of-term balance of unearned lease income, etc.

Amount equal to end-of-term balance of unearned rentals

Within 1 year	1 million yen

Total	1 million yen

(3)	Paid rentals, amount equal to deprecation, and amount equal to interest

Paid rentals	3 million yen

Amount equal to deprecation	3 million yen

(4)	Calculation method of amount equal to depreciation

Amortized under the straight-line method, taking the asset’s service life as the leasing period and taking the asset’s residual value to be zero.

Transactions with Related Companies

(1)	Parent company and major shareholders (only in the case of a company, etc.) of the Company

Class	Name of company	Ratio of voting rights (%)	Relationship with related company	Transaction	Transaction amount (Millions of yen)	Item	End-of-term balance (Millions of yen)
Parent company	Furukawa Electric Co., Ltd.	Direct ownership 53.0	Sale of aluminum products Directors hold concurrent positions	Sale of products (Note 1)	3,684	Accounts receivable	1,768

(2)	Subsidiaries and affiliates of the Company

Class	Name of company	Ratio of voting rights (%)	Relationship with related company	Transaction	Transaction amount (Millions of yen)	Item	End-of-term balance (Millions of yen)
Subsidiaries	ACE 21 Corp.	Direct ownership 100.0	Sale of aluminum products	Sale of products (Note 1)	4,585	Accounts receivable	2,895
	Nippon Foil Mfg. Co., Ltd.	Direct ownership 100.0	Sale of aluminum products Directors hold concurrent positions	Sale of products (Note 1)	3,975	Accounts receivable	2,202
				Debt financing (Note 2)	421	Short- term loans receivable	2,012
	FURUKAWA- SKY ALUMINUM (THAILAND) CO., LTD.	Direct ownership 100.0	Sale of aluminum products Directors hold concurrent positions	Acceptance of capital increase	3,397	—	—

Affiliates	Tri-Arrows Aluminum Holding Inc.	Direct ownership 35.0	Directors hold concurrent positions	Dividends earned	164	—	—

	Ruyuan Dongyangguan Plain Foil Co., Ltd.	Direct ownership 25.0	Execution of a technical assistance agreement regarding manufacturing	Dividends earned	102	—	—

(3)	Companies whose parent company is the same as that of the Company, and subsidiaries of the Company’s other affiliates

Class	Name of company	Ratio of voting rights (%)	Relationship with related company	Transaction	Transaction amount (Millions of yen)	Item	End-of-term balance (Millions of yen)
Companies whose parent company is the same as that of the Company	Furukawa Sangyo Kaisha, Ltd.	—	Sale of aluminum products	Sale of products (Note 1)	8,852	Accounts receivable	4,199
	The Furukawa Finance and Business Support Co., Ltd.	—	Financial services of the Company’s business liabilities	Assignment of business liabilities	8,029	Accounts payable-other	1,679
				Debt financing (Note 2)	(1,500)	Short-term loans receivable	3,000

Terms and conditions of transactions; policy for deciding transaction terms and conditions

Note 1:	Sales prices of products are determined based on market prices.

Note 2:	The debt financing is determined by reference to the market interest rate, and the transaction amount is the amount (net amount) of increase or decrease in end-of-term balance compared to that as of the end of the previous fiscal year. The negative transaction amount is the repaid amount of loans.

Note 3:	The transaction amount indicated above excludes consumption taxes and other taxes, and the end-of-term balance indicated above includes consumption taxes and other taxes.

Notes to Per Share Information

1.	Net assets per share:	298.87 yen

2.	Net income per share for the current fiscal year:	10.18 yen

Notes to Significant Subsequent Events

On April 26, 2013, the Company and Sumitomo Light Metal Industries, Ltd. reached final agreement on their business integration, taking October 1, 2013 as the effective date (scheduled) and basing the spirit of their relationship on equality, and executed the merger agreement. Details of this matter are described in 1. Matters regarding the present condition of the corporate group (4) Management issues (ii) Conducting the “Business Integration” at page 5.

Accounting Audit Report on Consolidated Financial Statements

Audit Report by Independent Auditor

May, 14, 2013

To:	Board of Directors of
Furukawa-Sky Aluminum Corp.

ERNST & YOUNG SHINNIHON LLC

Satoshi Suzuki, Certified Public Accountant Designated and Engagement Partner with Limited Liability	(seal)
Takashi Murayama, Certified Public Accountant Designated and Engagement Partner with Limited Liability	(seal)
Sei Eshita, Certified Public Accountant Designated and Engagement Partner with Limited Liability	(seal)

We have audited, pursuant to the provisions of Article 444, Paragraph 4 of the Companies Act, the Consolidated Financial Statements of Furukawa-Sky Aluminum Corp. (the “Company”) for the consolidated fiscal year which commenced on April 1, 2012 and ended on March 31, 2013: i.e., the Consolidated Balance Sheet, the Consolidated Profit and Loss Statement, the Consolidated Statement of Changes in Net Assets, and Notes to the Consolidated Financial Statements.

Responsibility of Management of Company for Consolidated Financial Statements

The responsibility of the management of the Company is to prepare and appropriately indicate the Consolidated Financial Statements in accordance with business accounting standards generally accepted as fair and appropriate in Japan. This involves establishing and operating the internal control systems that the management deems necessary in order to prepare and appropriately indicate the Consolidated Financial Statements free of material misstatements due to misconduct or error.

Responsibility of Auditor

Our responsibility is to express our opinion on the Consolidated Financial Statements as an independent auditor based on the result of our audit. We conducted our audit in accordance with the standards concerning auditing that are generally accepted as fair and appropriate in Japan. Those standards require that we establish our audit plan and conduct our audit thereunder in order to obtain reasonable assurance about whether the Consolidated Financial Statements are free of material misstatements.

In undertaking our audit, we implement procedures to obtain audit evidence regarding the amounts in and disclosure of the Consolidated Financial Statements. Audit procedures are, at our decision, selected and applied based on an assessment of risks of material misstatements in the Consolidated Financial Statements due to misconduct or error. The purpose of our audit is not to express our opinion on the validity of the internal control; however, in conducting the risk assessment, we review the internal control related to preparing and appropriately indicating the Consolidated Financial Statements in order to design audit procedures appropriate to the circumstances. An audit includes a review of the indications stated in the overall Consolidated Financial Statements, such as the assessment of the accounting principles used by the management, the method of application thereof and the estimates made by the management.

We believe that, as a result of our audit, we obtained a sufficient and reasonable basis for our opinion.

Audit Opinion

We find that the Consolidated Financial Statements of the Company as stated above appropriately indicate, in every material respect, the status of the assets and the profits and losses for the period concerning the relevant Consolidated Financial Statements of the corporate group that comprises Furukawa-Sky Aluminum Corp. and its consolidated subsidiaries in accordance with business accounting standards generally accepted as fair and appropriate in Japan.

Matters to be Noted

The Company executed a merger agreement with Sumitomo Light Metal Industries, Ltd. on April 26, 2013 as described in the Notes on Significant Subsequent Events.

This has no impact on the opinion of our firm.

Interest

There is no interest between the Company and our firm or Engagement Partners that should be mentioned in accordance with the provisions of the Certified Public Accountants Act.

End

Accounting Audit Report on Financial Statements

Audit Report by Independent Auditor

May, 14, 2013

To:	Board of Directors of
Furukawa-Sky Aluminum Corp.

ERNST & YOUNG SHINNIHON LLC

Satoshi Suzuki, Certified Public Accountant Designated and Engagement Partner with Limited Liability	(seal)
Takashi Murayama, Certified Public Accountant Designated and Engagement Partner with Limited Liability	(seal)
Sei Eshita, Certified Public Accountant Designated and Engagement Partner with Limited Liability	(seal)

We have audited, pursuant to the provisions of Article 436, Paragraph 2, Item 1 of the Companies Act, the Financial Statements of Furukawa-Sky Aluminum Corp. (the “Company”) for the 10th fiscal year which commenced on April 1, 2012 and ended on March 31, 2013: i.e., the Balance Sheet, the Profit and Loss Statement, the Statement of Changes in Net Assets and Notes to the Financial Statements, and supplementary statements.

Responsibility of Management of Company for Financial Statements

The responsibility of the management of the Company is to prepare and appropriately indicate the Financial Statements and supplementary statements in accordance with business accounting standards generally accepted as fair and appropriate in Japan. This involves establishing and operating the internal control systems that the management deems necessary in order to prepare and appropriately indicate Financial Statements and supplementary statements free of material misstatements due to misconduct and error.

Responsibility of Auditor

Our responsibility is to express our opinion on the Financial Statements and supplementary statements as an independent auditor based on the result of our audit. We conducted our audit in accordance with the standards concerning auditing that are generally accepted as fair and appropriate in Japan. Those standards require that we establish our audit plan and conduct our audit thereunder in order to obtain reasonable assurance about whether the Financial Statements and supplementary statements are free of material misstatements.

In undertaking our audit, we implement procedures to obtain audit evidence regarding the amounts in and disclosure of the Financial Statements and supplementary statements. Audit procedures are, at our decision, selected and applied based on an assessment of risks of material misstatements in the Financial Statements and supplementary statements due to misconduct or error. The purpose of our audit is not to express our opinion on the validity of the internal control; however, in conducting the risk assessment, we review the internal control related to preparing and appropriately indicating the Financial Statements and supplementary statements in order to design audit procedures appropriate to the circumstances. An audit includes a review of the indications stated in the overall Financial Statements and supplementary statements, such as the assessment of the accounting principles used by the management, the method of application thereof and the estimates made by the management.

We believe that, as a result of our audit, we obtained a sufficient and reasonable basis for our opinion.

Audit Opinion

We find that the Financial Statements and supplementary statements of the Company as stated above appropriately indicate, in every material respect, the status of the assets and the profits and losses for the period concerning the relevant Financial Statements and supplementary statements in accordance with business accounting standards generally accepted as fair and appropriate in Japan.

Matters to be Noted

The Company executed a merger agreement with Sumitomo Light Metal Industries, Ltd. on April 26, 2013 as described in the Notes on Significant Subsequent Events.

This has no impact on the opinion of our firm.

Interest

There is no interest between the Company and our firm or Engagement Partners that should be mentioned in accordance with the provisions of the Certified Public Accountants Act.

End

Audit Report by Board of Statutory Auditor

Audit Report

The Board of Statutory Auditors (the “Board”) of Furukawa-Sky Aluminum Corp. (the “Company”) has deliberated based on the audit reports prepared by each of the Statutory Auditors and then, by unanimous consent of the Statutory Auditors, prepared this Audit Report concerning the performance of the duties of Directors during the 10th fiscal year which commenced on April 1, 2012 and ended on March 31, 2013, and hereby report as follows.

1.	Method and content of audit by Statutory Auditors and Board

The Board has determined the audit policy, allocation of duties, etc., received from each of the Statutory Auditors a report on the status and result of his audit, received from the Directors, etc. and the Accounting Auditor (kaikei kansanin) reports on the status of performance of their duties, and requested for explanations as necessary.

In compliance with the standard of audit for Statutory Auditors prescribed by the Board, and pursuant to the audit policy, allocation of duties, etc., each Statutory Auditor communicated with the Directors and the internal audit division and other employees, Statutory Auditors of the Company’s parent company, and other persons, made efforts to gather information and maintain the audit environment, participated in the Meeting of the Board of Directors and other important meetings, received reports from the Directors and employees, etc. regarding the performance of their duties, requested such Directors and employees, etc. to provide explanation as necessary, inspected important decision-making documents, etc., and investigated the status of business and assets at the head office and the principal offices of the Company. In addition, with respect to (a) contents of the resolution of the Meeting of the Board of Directors concerning (i) the establishment of a system that ensures the performance of the duties of Directors set out in the Business Report to be in compliance with the laws and regulations and the Articles of Incorporation of the Company (the “AOI”) and (ii) the establishment of other systems to ensure the appropriateness of the business of a joint-stock company as set forth in Article 100, Paragraphs 1 and 3 of the Enforcement Regulations of the Companies Act, and (b) the systems established pursuant to the foregoing resolution of the Meeting of the Board of Directors (the “Internal Control System”), we received regular reports from the Directors and employees, etc. on the status of the establishment and operation of such systems, requested explanations as necessary, and expressed our opinion. With respect to the internal control related to financial reports, we received reports from the Directors etc. and ERNST & YOUNG SHINNIHON LLC on the evaluation and the status of the audit of the internal control, and requested explanations as necessary. As for the subsidiaries of the Company, we endeavored to communicate and exchange information with the directors and the statutory auditors, etc. of such subsidiaries, requested from such subsidiaries reports concerning the subsidiaries’ businesses as necessary, and investigated the status of the subsidiaries’ businesses and assets. Based on the above-mentioned methods, an inspection was conducted regarding the Business Report and the supplementary statements for the current fiscal year.

Furthermore, we monitored and verified such matters as whether the Accounting Auditor kept its independent position and performed a proper audit. Also, we received reports from the Accounting Auditor concerning the performance of its duties and requested explanations as necessary. Moreover, we received from the Accounting Auditor a notice informing us that a “system to ensure the proper performance of duties” (as prescribed in each item of Article 131 of the Corporate Calculation Regulations) has been established pursuant to the “Quality Control Standards Concerning Audits” (Business Accounting Council dated October 28, 2005), etc. and requested explanations regarding that system as necessary. Based on the above-mentioned methods, an inspection was conducted regarding the Financial Statements (Balance Sheet, Profit and Loss Statement, Statement of Changes in Net Assets and Notes to the Non-consolidated Financial Statements) and the supplementary statements for the current fiscal year and the Consolidated Financial Statements (Consolidated Balance Sheet, Consolidated Profit and Loss Statement, Consolidated Statement of Changes in Net Assets and Notes to the Consolidated Financial Statements) for the current fiscal year.

2.	Result of audit
-	Result of audit of Business Report, etc.
(i)	We confirm that the Business Report and the supplementary statements accurately indicate the condition of the Company in compliance with the laws, regulations and the AOI.
(ii)	We have not detected any misconduct or material fact of a violation of relevant law, regulation or the AOI in connection with the performance of the duties of Directors.
(iii)

We have not found anything that should be pointed out with respect to the content of the Business Report and the performance of the duties of Directors concerning the Internal Control System, including the internal control related to financial reports.

-	Result of audit of the Financial Statements and supplementary statements

We confirm that the audit method and result of ERNST & YOUNG SHINNIHON LLC, the Accounting Auditor, are reasonable.

-	Result of audit of the Consolidated Financial Statements

We confirm that the audit method and result of ERNST & YOUNG SHINNIHON LLC, the Accounting Auditor, are reasonable.

May 16, 2013

The Board of Statutory Auditors of Furukawa-Sky Aluminum Corp.
Nobuhiro Ishihara, Full-time Statutory Auditor	(seal	)
Hideo Sakura, Statutory Auditor (outside)	(seal	)
Takahiro Mori, Statutory Auditor (outside)	(seal	)
Motohiro Kanno, Statutory Auditor (outside)	(seal	)

End